As filed with the Securities and Exchange Commission on September 14, 2005.
Registration No. 333-02025

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROLEUM HELICOPTERS, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization))	72-0395707 (I.R.S. Employer Identification Number)
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508
(Address, including zip code, of
Registrant’s principal executive offices)
Amended and Restated
Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan
(Full title of the Plan)

Michael J. McCann
Chief Financial Officer and Treasurer
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508
(337) 272-4427
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
L. R. McMillan, II
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
8555 United Plaza Blvd.
Baton Rouge, Louisiana 70809-7000
(225) 248-2060
Explanatory Note
This Post-Effective Amendment No. 2 is being filed for the sole purpose of including a reoffer prospectus as a part of this Registration Statement relating to the resale of control securities acquired or to be acquired through the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan by a selling stockholder.

PROSPECTUS
PETROLEUM HELICOPTERS, INC.
150,000 Shares of Non-Voting Common Stock
     This reoffer prospectus relates to 150,000 shares of our non-voting common stock, par value $.10 per share, being offered for the account of one of our directors (the “Selling Stockholder”). Of the 150,000 shares of non-voting common stock being offered by this reoffer prospectus, we will issue 97,740 shares upon the exercise by the Selling Stockholder of stock options granted to him under our Amended and Restated 1995 Incentive Compensation Plan (the “Plan”). The remaining 52,260 shares being offered have previously been issued to the Selling Stockholder as restricted stock through the Plan or through the exercise of options granted under the Plan. Except for the aggregate exercise price of the options exercised by the Selling Stockholder, we will not receive any of the proceeds from the sale of the non-voting common stock being offered by this reoffer prospectus. All expenses of registration incurred in connection with the offering being made by this reoffer prospectus are being borne by us, but any brokerage commissions and other expenses incurred by the Selling Stockholder will be borne by him.
     The Selling Stockholder has advised us that the resale of his shares may be effected from time to time through public or private transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of sale or at prices otherwise negotiated. The Selling Stockholder may sell the shares of non-voting common stock covered by this reoffer prospectus in a number of different ways and at varying prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 13.
     Our non-voting common stock is listed on The NASDAQ National Market under the symbol “PHELK.” The last reported sales price of our non-voting common stock on September 13, 2005 was $28.75 per share.
     Investing in our non-voting common stock involves a high degree of risk. Before buying any shares of our non-voting common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page 4.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, and our telephone number at that address is (337) 235-2452.
September 14, 2005

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     All statements other than statements of historical fact contained in this prospectus supplement and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the following:
•	unexpected variances in flight hours;

•	the effect on demand for our services caused by volatility of oil and gas prices and the level of exploration and production activity in the Gulf of Mexico generally;

•	the effect of volatile fuel prices on our operating costs;

•	the availability of additional capital or satisfactory operating leases required to acquire aircraft;

•	our ability to secure favorable customer contracts or otherwise utilize our new aircraft;

•	environmental risks;

•	adverse weather conditions, including unanticipated after-effects of Hurricane Katrina;

•	collection patterns and payor mix in our air medical operations;

•	the activities, including fleet expansion, of our competitors;

•	changes in government regulations;

•	unionization and other labor activities;

•	operating hazards;

•	risks related to operating in foreign countries;

•	our ability to obtain adequate insurance at an acceptable cost; and

•	our ability to develop and implement successful business strategies.
     For a more detailed description of risks, see “Risk Factors” beginning on this page. We will not update these forward-looking statements unless the securities laws require us to do so.
RISK FACTORS
     You should consider carefully the following risk factors as well as other information contained in this reoffer prospectus and the documents we have incorporated herein by reference before deciding to invest in our non-voting common stock, which involves a high degree of risk. All aspects of our operations are subject to significant uncertainties, risks and other influences. The risks described below are not the only ones facing our company. Additional risks not currently known to us or currently considered immaterial by us may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the price of our securities could decline, and you could lose part or all of your investment.

RISKS INHERENT IN OUR BUSINESS
Our operations are affected by adverse weather conditions and seasonal factors.
We are subject to three types of weather-related or seasonal factors:
•	poor weather conditions generally;

•	the tropical storm and hurricane season in the Gulf of Mexico; and

•	reduced daylight hours during the winter months.
     Poor visibility, high winds and heavy precipitation can affect the operation of helicopters and result in reduced flight hours. A significant portion of our operating revenue depends on actual flight hours, and a substantial portion of our direct costs is fixed. Thus, prolonged periods of adverse weather can materially and adversely affect our operating revenues and net earnings. In the Gulf of Mexico, the months of December, January and February have more days of adverse weather conditions than the other months of the year. Also, June through November is tropical storm and hurricane season in the Gulf of Mexico, with August and September typically being the most active months. During tropical storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. In addition, as most of our facilities are located along the Gulf of Mexico coast, tropical storms and hurricanes may cause substantial damage to our property, including helicopters that we are unable to relocate.
     Because the fall and winter months have fewer hours of daylight, our flight hours are generally lower at those times, which typically results in a reduction in operating revenues during those months. Currently, only 46 of the 168 helicopters used in our oil and gas operations are equipped to fly pursuant to instrument flight rules, or IFR, which enables these aircraft, when manned by IFR-rated pilots and co-pilots, to operate when poor visibility or darkness prevents flight by aircraft that can fly only under visual flight rules, or VFR. Not all of our pilots are IFR rated.
     We may not be able to obtain acceptable customer contracts covering some of our new helicopters, and there will be a lag between the time that a helicopter is delivered to us and the time that it can begin generating revenues.
     We are substantially expanding our fleet of helicopters. Many of our new oil and gas helicopters may not be covered by customer contracts when they are placed into service, and we cannot assure you when we will be able to utilize these new helicopters or on what terms. In addition, with respect to those helicopters that will be covered by customer contracts when they are placed into service, our contract terms generally are too short to recover our cost of purchasing the helicopter at current rates. Thus, we are subject to the risk that we will be unable to recoup our investment in purchasing the helicopters.
     Once a new helicopter is delivered to us, we generally spend between two and five months installing mission-specific and/or customer-specific equipment before we place it into service. As a result, there can be a significant lag between the delivery date for a new helicopter and the time that it is able to generate revenues for us. There is also a possibility that our customers may request new helicopters in lieu of our existing helicopters, which could adversely affect the utilization of our existing fleet.
Our contracts generally can be terminated or downsized by our customers without penalty.
     Most of our fixed-term contracts contain provisions permitting early termination by the customer, sometimes with as little as 30 days’ notice for any reason and generally without penalty. In addition, many of our contracts, including our new contract with BP America Production Company, permit our customers to decrease the number of aircraft under contract with a corresponding decrease in the fixed monthly payments without penalty. As a result, you should not place undue reliance on our customer contracts or the terms of those contracts.

Increased governmental regulations could increase our costs or reduce our ability to operate successfully.
     Our operations are regulated by a number of federal and state agencies. All of our flight operations are regulated by the Federal Aviation Administration, or FAA. Aircraft accidents are subject to the jurisdiction of the National Transportation Safety Board. Standards relating to the workplace health and safety are monitored by the federal Occupational Safety and Health Administration, or OSHA. Also, we are subject to various federal and state environmental statutes that are discussed in more detail under “Management’s discussion and analysis of financial condition and results of operations- Environmental matters” in our most recently filed Form 10-K and Form 10-Q.
     The FAA has jurisdiction over many aspects of our business, including personnel, aircraft and ground facilities. We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our helicopters. This certificate contains operating specifications that allow us to conduct our present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. The FAA is responsible for ensuring that we comply with all FAA regulations relating to the operation of our aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of our U.S. aviation operations. Additionally, the FAA requires us to file reports confirming our continued compliance.
     FAA regulations require that at least 75% of our voting securities be owned or controlled by citizens of the U.S. or one of its possessions, and that our president and at least two-thirds of our directors be U.S. citizens. Our Chief Executive Officer and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.
     We are subject to significant regulatory oversight by OSHA and similar state agencies. We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight following network throughout the Gulf of Mexico.
     Numerous other federal statutes and rules regulate our offshore operations and those of our customers, pursuant to which the federal government has the ability to suspend, curtail or modify certain or all offshore operations. A suspension or substantial curtailment of offshore oil and gas operations for any prolonged period would have an immediate and materially adverse effect on us. A substantial modification of current offshore operations could adversely affect the economics of such operations and result in reduced demand for our services.
The helicopter services business is highly competitive.
     All segments of our business are highly competitive. Many of our contracts are awarded after competitive bidding, and the competition for those contracts generally is intense. The principal aspects of competition are safety, price, reliability, availability and service.
     We have two major competitors and several small competitors operating in the Gulf of Mexico, and most of our customers and potential customers could operate their own helicopter fleets if they chose to do so. At least one of our primary competitors has announced its intention to significantly expand its fleet.
     Our Air Medical segment competes for business primarily under the independent provider model and, to a lesser extent, under the hospital-based model. Under the independent provider model, we have no contracts and, thus, no fixed revenue stream and compete for transport referrals on a daily basis with other independent operators in the area. Under the hospital-based model, we contract directly with the hospital to provide their transportation services, with the contracts typically awarded on a competitive bid basis. Under both models, we compete against national and regional companies, and there is usually more than one competitor in each local market. In addition, we compete against hospitals that operate their own helicopters and, in some cases, against ground ambulances as well.

The failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers.
     A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially adversely affected.
Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.
     The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather are hazards that must be managed by providers of helicopter services and may result in loss of life, serious injury to employees and third parties, and losses of equipment and revenues.
     We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use.
     While we believe that our insurance and indemnification arrangements provide reasonable protection for most foreseeable losses, they do not cover all potential losses and are subject to deductibles, retentions, coverage limits and coverage exceptions such that severe casualty losses, or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition and results of operations.
Our air medical operations, which we are expanding, expose us to numerous special risks, including collection risks, high start-up costs and potential medical malpractice claims.
     We recently have expanded, and are continuing to expand, our air medical business. These operations are highly competitive and expose us to a number of risks that we do not encounter in our oil and gas operations. For instance, the fees for our air medical services generally are paid by individual patients, insurance companies, or government agencies such as Medicare and Medicaid. As a result, our profitability in this business depends not only on our ability to generate an acceptable volume of patient transports, but also on our ability to collect our transport fees. We are not permitted to refuse service to patients based on their inability to pay. As we continue to enter into new markets, we may not be able to identify markets with a favorable payor mix. As a result, even if we are able to generate an acceptable volume of patient transports, we cannot assure you that our new markets will be profitable for us. In addition, we generally incur significant start-up costs and lower utilization rates as we enter new air medical markets, which could further impact our profitability. Finally, we employ paramedics, nurses and other medical professionals for these operations, which can give rise to medical malpractice claims against us, which, if not fully covered by our medical malpractice insurance, could materially adversely affect our financial condition.
Our international operations are subject to political, economic and regulatory uncertainty.
     Our international operations, which represented approximately 8% of our total operating revenues for the year ended December 31, 2004, are subject to a number of risks inherent in any international operations including:
•	political, social and economic instability;

•	potential seizure or nationalization of assets;

•	import-export quotas;

•	currency fluctuations or devaluation; and

•	other forms of governmental regulation.
Additionally, our competitiveness in international markets may be adversely affected by regulations, including regulations requiring:
•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local ownership.
Our failure to attract and retain qualified personnel could adversely affect us.
     Our ability to attract and retain qualified pilots, mechanics, nurses, paramedics and other highly trained personnel will be an important factor in determining our future success. Many of our customers require pilots of aircraft that service them to have inordinately high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure you that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics and those of our competitors are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons are called to active duty, it would reduce the supply of such workers and likely increase our labor costs.
RISKS SPECIFIC TO OUR COMPANY
We are highly dependent on the offshore oil and gas industry.
     Approximately 62% of our 2004 operating revenue was attributable to helicopter support for domestic offshore oil and gas exploration and production companies. Our business is highly dependent on the level of activity by the oil and gas companies, particularly in the Gulf of Mexico.
     The level of activity by our customers operating in the Gulf of Mexico depends on factors that we cannot control, such as:
•	the supply of, and demand for, oil and natural gas and market expectations regarding supply and demand;

•	actions of OPEC, Middle Eastern and other oil producing countries to control prices or change production levels;

•	general economic conditions in the United States and worldwide;

•	war, civil unrest or terrorist activities;

•	governmental regulation; and

•	the price and availability of alternative fuels.
     Any substantial or extended decline in the prices of oil and natural gas could depress the level of helicopter activity in support of exploration and production activity and thus have a material adverse effect on our business, results of operations and financial condition.
     Additionally, the Gulf of Mexico is generally considered to be a mature area for oil and gas exploration, which may result in a continuing decrease in activity over time. This could materially adversely affect our business, results of operations and financial condition. In addition, the concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our operations or otherwise have a material effect on our profitability.

     Moreover, companies in the oil and gas exploration and production industry continually seek to implement cost-savings measures. As part of these measures, oil and gas companies have attempted to improve operating efficiencies with respect to helicopter support services. For example, certain oil and gas companies have pooled helicopter services among operators, reduced staffing levels by using technology to permit unmanned production installations and decreased the frequency of transportation of employees offshore by increasing the lengths of shifts offshore. The continued implementation of such measures could reduce demand for helicopter services and have a material adverse impact on our business, results of operations and our financial condition.
We currently are negotiating a new collective bargaining agreement covering our pilots.
     We are currently in negotiations with the Office of Professional Employees International Union (“OPEIU”) regarding a new collective bargaining agreement covering our pilots. We cannot predict the outcome of these negotiations nor when they might be concluded and such negotiations may result in an agreement that will materially increase our operating costs. Failure to reach a satisfactory agreement could result in work stoppages, strikes or other labor disruptions that could materially adversely affect our revenues, operations or financial condition.
We depend on a small number of large oil and gas industry customers for a significant portion of our revenues, and our credit exposure within this industry is significant.
     We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. For the year ended December 31, 2004, 13% of our revenues were attributable to our largest customer. The loss of one of our significant customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business and operations. In addition, this concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.
Our Chairman of the Board and Chief Executive Officer is also our principal stockholder and has voting control of the Company.
     Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, beneficially owns stock representing approximately 52% of our total voting power. As a result, he exercises control over the election of all of our directors and the outcome of most matters requiring a stockholder vote. This ownership also may delay or prevent a change in our management or a change in control of us, even if such changes would benefit our other stockholders.
Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.
     We are a highly leveraged company and, as a result, have significant debt service obligations. As of June 30, 2005, our total indebtedness was $200.0 million, consisting of our 9?% senior notes due 2009, and our ratio of total indebtedness to stockholders’ equity was 0.9 to 1.0. For the year ended December 31, 2004, our ratio of earnings to fixed charges was 1.4 to 1. This level of indebtedness could have significant negative consequences to us that you should consider. For example, it could:
•	require us to dedicate a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

•	increase our vulnerability to general adverse economic and industry conditions and limit our ability to withstand competitive pressures;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other aspects of our business plan.
     Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. When our 9⅜% senior notes come due in 2009, we will likely need to enter into new financing arrangements at that time to repay those notes. We may be unable to obtain that financing on favorable terms, which could adversely affect our business, financial condition and results of operations. For more information on our indebtedness, please see the financial statements included elsewhere herein.
Our stock has a low trading volume.
     Our common stock is listed for trading on The NASDAQ National Market System under the symbol “PHELK” for our non-voting common stock and “PHEL” for our voting common stock. Both classes of common stock have low trading volume. As a result, a stockholder may not be able to sell shares of our common stock at the time, in the amounts, or at the price desired.
We do not pay dividends.
     We have not paid any dividends on our common stock since 1999 and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends is restricted by the indenture governing our 9⅜% senior notes due 2009 and our credit facility.
Provisions in our articles of incorporation and by-laws and Louisiana law make it more difficult to effect a change in control of us, which could discourage a takeover of our company and adversely affect the price of our common stock.
     Although an attempted takeover of our company is unlikely by virtue of the ownership by our chief executive officer of more than 50% of the total voting power of our capital stock, there are also provisions in our articles of incorporation and by-laws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for, or discourage, a third party to acquire us. In addition, provisions of our by-laws, such as giving the board the exclusive right to fill all board vacancies, could make it more difficult for a third party to acquire control of us. In addition to the provisions contained in our articles of incorporation and by-laws, the Louisiana Business Corporation Law, or “LBCL,” includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations. Our descriptions of these provisions are only abbreviated summaries of detailed and complex statutes. For a complete understanding of the statutes, you should read them in their entirety.
     The LBCL’s control share acquisition statute provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (i) all the votes entitled to be cast by stockholders and (ii) all the votes entitled to be cast by stockholders excluding “interested shares.” The control share acquisition statute permits the articles of incorporation or bylaws of a company to exclude from the statute’s application acquisitions occurring after the adoption of the exclusion. Our by-laws do contain such an exclusion; however, our board of directors or stockholders, by an amendment to our by-laws, could reverse this exclusion.

Future sales of our shares could depress the market price of our non-voting common stock.
     The market price of our non-voting common stock could decline as a result of issuances and sales by us of additional shares of non-voting or voting common stock pursuant to our existing shelf registration statement or otherwise. The market price of our non-voting common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
You should not place undue reliance on forward-looking statements, as our actual results may differ materially from those anticipated in our forward-looking statements.
     This prospectus supplement contains and incorporates by reference forward-looking statements about our operations, expansion plans, economic performance and financial condition. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations. For a more detailed description of these uncertainties and assumptions, see “Cautionary Note Regarding Forward-Looking Statements.”
THE COMPANY
     We operate in four business segments: Domestic Oil and Gas, Air Medical, International and Technical Services. As of June 30, 2005, we owned or operated 230 aircraft domestically and internationally.
     Domestic Oil and Gas. Since our inception in 1949, our primary business has been the safe and reliable transportation of personnel and, to a lesser extent, parts and equipment, to, from and among offshore production platforms, drilling rigs and pipeline and other facilities for customers engaged in the oil and gas exploration, development, and production industry, principally in the Gulf of Mexico. Our Domestic Oil and Gas segment operates 158 owned, leased and customer-owned aircraft from several bases or heliports in the Gulf of Mexico region. Those operations serve facilities located offshore Louisiana, Texas, Alabama and Mississippi. We also provide helicopter services to energy companies operating offshore California, West Africa and Taiwan. In addition, we provide helicopter and support services to the healthcare industry and helicopter repair and refurbishment services to customers. For the year ended December 31, 2004, approximately 62% of our operating revenues came from the domestic oil and gas industry.
     Oil and gas exploration and production companies and other offshore oil service companies use our services primarily for routine transportation of personnel and equipment, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. Most of our customers have entered into contracts for transportation services for a term of one year or longer, although some hire us on an “ad hoc” or “spot” basis.
     Most of our Domestic Oil and Gas aircraft are available for hire by any customer, but some are dedicated to individual customers. Our helicopters have flight ranges of up to 450 miles with a 30-minute fuel reserve and thus are capable of servicing many of the deepwater oil and gas operations that are from 50 to 200 miles offshore.
     Air Medical. We provide air medical transportation services for hospitals and medical programs under the independent provider model in 12 states using approximately 56 aircraft. The aircraft dedicated to this segment are specially outfitted to accommodate emergency patients and emergency medical equipment. The Air Medical segment’s operating revenues accounted for 27% of our operating revenues for the year ended December 31, 2004.
     International. Our International segment uses 16 aircraft to provide helicopter services in Angola, Antarctica and the Democratic Republic of Congo. Aircraft operating internationally typically are dedicated to one customer, most of which are oil and gas customers. Operating revenues from our International segment accounted for 8% of our consolidated operating revenues during the year ended December 31, 2004.
     Technical Services. We perform maintenance and repair services at our Lafayette facility pursuant to an FAA repair station license for our own fleet and for existing customers that own their aircraft. The license includes authority to repair airframes, power plants, accessories, radios, and instruments and to perform specialized services.
     Recent Developments. Hurricane Katrina struck Southeastern Louisiana and the Mississippi and Alabama Gulf Coasts on August 29, 2005, causing widespread destruction. PHI’s headquarters in Lafayette were unaffected by the Hurricane, as were its operating bases other than the base in Boothville and in Fourchon, Louisiana. The Boothville facility was damaged by wind and flood waters and will be inoperable for approximately twelve months. The base at Fourchon sustained some wind damage and will be operational in approximately two months. All company aircraft operating out of both areas were safely evacuated and have been redeployed to other PHI Gulf Coast bases. PHI’s fleet of aircraft have been fully operational since the storm passed, and PHI is meeting all of its contractual commitments with increased flight volumes in its Domestic Oil and Gas and Air Medical divisions. PHI expects that substantially all of the damage suffered in the storm will be covered by insurance.
     Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, and our telephone number at that address is (337) 235-2452.
USE OF PROCEEDS
     Except for the aggregate exercise price of the options exercised by the Selling Stockholder in connection with the sale of the shares offered by this reoffer prospectus, we will not receive any of the proceeds from sales of the non-voting common stock. All proceeds will be received by the Selling Stockholder. See “Selling Stockholder.”
SELLING STOCKHOLDER
     We will issue 97,740 shares of the non-voting common stock being offered by this reoffer prospectus upon the exercise of options to purchase common stock issued to the Selling Stockholder pursuant to our Amended and Restated 1995 Incentive Compensation Plan (the “Plan”). The remaining 52,260 shares offered through this prospectus were issued to the Selling Stockholder as restricted stock under the Plan or upon the exercise of options awarded under the Plan. These shares are fully vested and available for resale.
     The following table sets forth certain information regarding the beneficial ownership of our common stock by the Selling Stockholder as of September 12, 2005, and the number of shares of non-voting common stock being offered by this reoffer prospectus.

Beneficial
		Ownership of Common	Number of Shares of	Beneficial Ownership of
	Position(s) with the	Stock Before the	Common Stock Being	Common Stock After the
	Company	Offering(1)	Offered(1)	Offering
		Number of Shares	Number of Shares	Number of Shares	Percentage of Class

Lance F. Bospflug	Director, Former President and Chief Executive Officer	Voting: 0 Non-voting: 150,000	Voting: 0 Non-voting: 150,000	Voting: 0 Non-voting: 0	0%

(1)	Includes 97,740 shares of non-voting common stock issuable upon the exercise of stock options.

PLAN OF DISTRIBUTION
     Shares of non-voting common stock offered by the Selling Stockholder are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed in this reoffer prospectus. 97,740 of the shares being offered are issuable upon the exercise of stock options that expire on December 31, 2005. The Selling Stockholder may sell shares of non-voting common stock through dealers, through agents or directly to one or more purchasers. The distribution of such common stock may be effected from time to time in one or more transactions, including the following:
•	cross trades or block trades in which the broker or dealer so engaged will attempt to sell the non-voting common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this reoffer prospectus;

•	“at the market” to or through market makers or into an existing market for the non-voting common stock;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales in compliance with Section 16(c) under the Securities Exchange Act of 1934;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

•	any combination of the foregoing methods; or

•	by any other legally available means.
     Any transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the non-voting common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or commissions from purchasers of the non-voting common stock for whom they may act as agent. The Selling Stockholder and any broker-dealers or agents that participate in the distribution of the non-voting common stock by them might be deemed to be underwriters, and any discounts, omissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.
     The non-voting common stock will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the non-voting common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have informed the Selling Stockholder of the requirements for delivery of this reoffer prospectus in connection with any sale of our non-voting common stock offered by this reoffer prospectus. All expenses of registration incurred in connection with the sale of the shares of non-voting common stock offered by this reoffer prospectus are being borne by us, but any brokerage commission and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.
     Any of our non-voting common stock covered by this reoffer prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this reoffer prospectus.

EXPERTS
     The financial statements, the related financial schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this reoffer prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any documents we file at the SEC’s public reference room located at 100 F Street NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Both classes of our common stock are listed on The NASDAQ National Market System. You may also inspect the information we file with the SEC at the offices of The NASDAQ National Market, Reports Section, 1735 K Street, Washington, D.C. 20006. The information we file with the SEC and other information about us also is available on our website at http://www.phihelico.com. However, the information on our website is not a part of this reoffer prospectus.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and may supersede information in this reoffer prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this reoffer prospectus are sold:
•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Current Report on Form 8-K filed with the SEC on August 9, 2005;

•	our Current Report on Form 8-K filed with the SEC on September 14, 2005;

•	our definitive information statement on Schedule 14C relating to our 2005 Annual Meeting of Stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 13, 1981, as amended by Form 8-A/A filed with the SEC on December 1, 1995.
     You may review these filing at http://www.phihelico.com, or request a copy of these filings, at no cost, by writing or calling us at the following address:
Michael J. McCann
Chief Financial Officer
P. O. Box 90808
Lafayette, Louisiana 70509
(337) 235-2452

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Petroleum Helicopters, Inc. (the “Company” or “PHI”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”).
     (b) All other reports filed by the Company with the Commission pursuant to Section 13 or Section 15 of the 1934 Act since December 31, 2004.
     (c) The description of Voting Common Stock and the Non-Voting Common Stock of the Company included in Item 1 of the amendment on Form 8-A/A dated November 28, 1995, to the Company’s Registration Statement on Form 8-A, which amendment was filed with the Commission on December 1, 1995.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 83 of the Louisiana Business Corporation Law (the “LBCL”) (i) gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; (ii) subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, authorization of shareholders or otherwise.
     Our Articles of Incorporation limit the liability of our directors and officers to us and our shareholders for breach of fiduciary duty to the fullest extent permitted by the LBCL, and confirm the authority of our board of directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law and (iii) exercise its powers to procure directors’ and officers’ liability insurance. Our Articles of Incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person’s entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.
     Our amended and restated by-laws expressly provide for the indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is our director, officer or employee.
     We maintain an insurance policy designed to reimburse us for any payments made by us to our indemnification obligations. Such policy has coverage of $30 million.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (previously filed).

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5, previously filed).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               B. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the dollar value that was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               C. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on September 12, 2005.

PETROLEUM HELICOPTERS, INC.
By:	/s/ Al A. Gonsoulin
Al A. Gonsoulin, Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Al A. Gonsoulin and Michael J. McCann or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Al A. Gonsoulin Al A. Gonsoulin	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2005
/s/ Michael J. McCann Michael J. McCann	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2005
/s/ Lance F. Bospflug Lance F. Bospflug	Director	September 12, 2005
/s/ Arthur J. Breault Arthur J. Breault	Director	September 12, 2005
/s/ Richard H. Matzke Richard H. Matzke	Director	September 12, 2005
/s/ C. Russell Luigs C. Russell Luigs	Director	September 12, 2005
/s/ Thomas H. Murphy Thomas H. Murphy	Director	September 12, 2005

S-1

Exhibit Index

Exhibit
Number	Description
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (previously filed).

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5, previously filed).